UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 28, 2016

NIELSEN HOLDINGS PLC

(Exact name of Registrant as specified in its charter)

England and Wales	001-35042	98-1225347
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

85 Broad Street New York, New York 10004 +1 (646) 654-5000		AC Nielsen House London Road Oxford Oxfordshire OX3 9RX United Kingdom +1 (646) 654-5000

(Address of principal executive offices)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2016, Lauren Zalaznick was elected as a member of the Board of Directors (the “Board”) of Nielsen Holdings plc (the “Company”) and a member of the Nomination and Corporate Governance Committee of the Board effective immediately, to serve until the next annual meeting of shareholders of the Company.

From 2004 through December 2013, Ms. Zalaznick held various roles of increasing responsibility within NBCUniversal. From December 2010 until February 2013, she was the Chairman, Entertainment & Digital Networks and Integrated Media where she had responsibility for the Bravo, Oxygen, Style, Telemundo and Mun2 networks and ran its digital portfolio. Most recently, she was Executive Vice President at NBCUniversal until departing the company in December 2013. Ms. Zalaznick is currently a member of the boards of directors of Shazam Entertainment (since April 2014) and Penguin Random House (since May 2014). She is a senior advisor to various content and tech start-ups including Refinery29, Atlas Obscura and Medium.com. Ms. Zalaznick is a trustee of the Corporation of Brown University from which she graduated with a Bachelor of Arts magna cum laude and Phi Beta Kappa.

As a member of the Board and the Nomination and Corporate Governance Committee, Ms. Zalaznick will receive an annual retainer of $80,000 and an annual grant of deferred stock units having a fair value of $160,000 as of the date of grant, which will vest in four substantially equal quarterly installments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2016

NIELSEN HOLDINGS PLC

By:	/s/ Eric J. Dale
Name:	Eric J. Dale
Title:	Chief Legal Officer